DATED                                                                    1998





                    (1)      HUNTINGDON LIFE SCIENCES GROUP plc


                    (2)      ANDREW H BAKER

















                                   OPTION DEED















                                 Charles Russell
                              8-10 New Fetter Lane
                                 London EC4A 1RS

                               Ref: TL/MC/25407/3

                                      INDEX


                          (for reference purposes only)



Clause                         Heading                            Page No.


1        DEFINITIONS AND INTERPRETATION                               1
         ------------------------------

2        OPTIONS                                                      6
         -------

3        EXERCISE AND LAPSE OF OPTIONS                                6
         -----------------------------

4        PROCEDURE ON THE EXERCISE OF AN OPTION                       8
         --------------------------------------

5        TAKEOVERS AND LIQUIDATIONS                                   9
         --------------------------

6        VARIATION OF SHARE CAPITAL                                  11
         --------------------------

7        TAXATION                                                    11
         --------

8        COSTS                                                       12
         -----

9        ASSIGNMENT                                                  12
         ----------

10       TIME FOR PERFORMANCE                                        12
         --------------------

11       NOTICES                                                     12
         -------

12       GOVERNING LAW                                               12
         -------------

13       COUNTERPARTS                                                13
         ------------

14       VARIATIONS                                                  13
         ----------

THIS DEED is made                                                  1998

BETWEEN:

(1) Huntingdon Life Sciences Group plc whose registered office is at ("the Grantor"); and

(2)      ANDREW H BAKER of                      ("the Grantee")

WHEREAS:

The Grantor has agreed to grant options to the Grantee to subscribe for the Shares (as hereinafter defined) on the terms and conditions set out in this Deed.

IT IS HEREBY AGREED:

1        DEFINITIONS AND INTERPRETATION

1.1 In this Deed the following words and expressions shall (except where the context otherwise requires) have the following meanings:-

         "Act"                      the Companies Act 1985;

         "Appropriate Period"       (i) if the
                                        circumstances   in
                                        Clause  5.1  apply
                                        the  period of six
                                        months   beginning
                                        with  the  date on
                                        which  the  person
                                        making  the  offer
                                        has obtained Control of the
                                        Grantor and any condition subject
                                        to which the offer
                                        is made  has  been
                                        satisfied;

                                   (ii) if the circumstances in
                                        Clause  5.2  apply
                                        the  period of six
                                        months beginning
                                        with  the  date on
                                        which the Reconstruction
                                        Scheme is sanctioned  by the
                                        Court;

                                 (iii)  if the circumstances in
                                        Clause  5.3  apply the period  during
                                        which  the  person remains  bound  or
                                        entitled to acquire any shares
                                        in the Grantor;

         "Auditors"                     the auditors for the time being of the
                                        Grantor  appointed  pursuant to section
                                        384 of the Act and acting as experts and not as arbitrators;

         "Board" the Board of directors for the time being of the Grantor or a duly appointed committee thereof at which a quorum is present;

         "Control"                      the same meaning  as in Section 840
                                        of  the Taxes  Act  and  the expression
                                        "controlled" shall be construed
                                        accordingly;

         "Dealing Day"                  a day on which the London Stock Exchange
                                        is open for business;

         "Group"                        the Grantor and company under the
                                        Control of the Grantor;

         "London Stock Exchange"        the London Stock Exchange Limited;

         "Market Value"                 in respect of any Share on any day
                                        means either:

                                   (a)  (when on that day the shares of that
                                        class  are  listed on  the  official
                                        list of the London Stock Exchange)
                                        the middle market quotation  of such
                                        a Share as derived from the Daily
                                        Official  List  of the London Stock
                                        Exchange for the Dealing Day
                                        immediately preceding that day; or

                                  (b)   in all other cases the market value
                                        of such a Share as determined in
                                        accordance with the provisions of
                                        part  VIII  of the Taxation of
                                        Chargeable Gains

         "Option" a right to subscribe for Shares pursuant to this Deed and where the context so requires shall:-

                                 (a)    mean as  appropriate an 'A' option,
                                        a 'B' Option, a 'C' Option or a 'D'
                                        Option; and

                                 (b)    includes New  Options granted as
                                        consideration  for  the release of Old
                                        Options in  accordance with Clause 5;

         "Price"                  12.5 pence per Share;

         "Remuneration Committee" the committee consisting  wholly or mainly of non-executive directors of the Grantor and chaired by a non-executive director;

         "Share" an ordinary share of 5p in the capital of the Grantor;

         "Subsisting Option"      an Option to the extent that it has not been
                                  exercised, lapsed or cancelled;

         "Tax                     Liability" any liability of
                                  the  Grantor or any company
                                  which  Controls or is under
                                  the  Control of the Grantor
                                  to  account  for any income
                                  tax   National    Insurance
                                  contributions  or other tax
                                  arising in  relation to the
                                  grant,  exercise  or  other
                                  dealing with or in relation
                                  to an Option;

         "Taxes Act"              the Income and Corporation Taxes Act 1988;

1.2 Any reference in this Deed to any provision of any Act of Parliament or any subordinate legislation (as defined in the Interpretation Act 1978) made thereto shall be deemed to be a reference to such Act of Parliament or subordinate legislation as amended modified or re-enacted (whether before or after the date hereof) and any reference to any provision of any such Act or subordinate legislation shall also include where appropriate any provision of which it is a re-enactment (whether with or without modification).

1.3 In this Deed words incorporating the masculine gender shall include the feminine and neuter genders and words incorporating the singular number shall include the plural and vice versa.

1.4 Unless otherwise stated references to Clauses are references to Clauses of this Deed.

1.5 The Index and Clause headings are for ease of reference only and shall not affect the construction or interpretation of this Deed.

1.6 References to the parties hereto include their respective successors in title assigns estates and legal personal representatives.

1.7 References to writing shall include typewriting printing lithography photography telex and facsimile messages and other modes of reproducing words in a legible and non-transitory form.

2        OPTIONS

         The Grantor hereby grants to the Grantee four Options in accordance with the terms of this Deed to subscribe for 1,250,000 Shares under each Option at the Price and such Options are hereby designated as an 'A' Option, a 'B' Option, a 'C' Option and a 'D' Option respectively.

3        EXERCISE AND LAPSE OF OPTIONS

3.1      The exercise of an Option shall be subject to the following conditions:

         3.1.1 the 'A' Option may be exercised on or after the seventh consecutive Dealing Day on which, but not until, the Market Value of a Share is 25 pence per Share;

         3.1.2 the 'B' Option may be exercised on or after the seventh consecutive Dealing Day on which, but not until, the Market Value of a Share is 50 pence per Share;

         3.1.3 the 'C' Option may be exercised on or after the seventh consecutive Dealing Day on which, but not until, the Market Value of a Share is 75 pence per Share; and

         3.1.4 the 'D' Option may be exercised on or after the seventh consecutive Dealing Day on which, but not until, the Market Value of a Share is 100 pence per Share provided that the Market Value of a Share on any Dealing Day before 1st January 1999 shall be ignored in applying the above conditions and, subject to Clauses 3.5, 3.6, and 5, an Option shall not be exercisable before the third anniversary of the date of this Deed. For the avoidance of doubt an Option shall be exercisable in accordance with this Deed if the condition under this Clause 3.1 has been previously satisfied regardless of the Market Value of a Share on the date on which the Option is exercised.

3.2 Subject to this Clause 3 and Clauses 4 and 5 an Option may be exercised at any time on or after the third anniversary and before the tenth anniversary of the date of this Deed.

3.3 An Option shall not be exercisable on or after the tenth anniversary of the date of this Deed under any circumstances whatsoever and every Subsisting Option shall lapse on the tenth anniversary of the date of Deed.

3.4 The right to exercise an Option shall terminate immediately upon the Grantee ceasing to be a director of the Grantor except where Clauses 3.5 or 3.6 apply.

3.5      Subject   to  Clause   3.3  where  the   Grantee   dies  his   personal
         representatives may exercise any unexercised Options held by him within 12 months of the date of death.

3.6      Where the Grantee ceases to be an director of the Grantor:

         3.6.1 by reason of injury or disability to the satisfaction of the Remuneration Committee; or

         3.6.2 in any other circumstances the Remuneration Committee in its absolute discretion decides not later than 30 days after the date on which the Grantee ceases to be a director of the Grantor to allow the Grantee to exercise any Subsisting Option then held by him any Subsisting Option may be exercised no later than 6 months after the date of such cessation.

3.7 An Option shall lapse upon the earliest occurrence of any of the following events insofar as it has not been exercised:

         3.7.1    the tenth anniversary of the date of this Deed;

         3.7.2    the first anniversary of the Grantee's death;

         3.7.3 the expiry of 6 months from the date on which the Grantee ceases to be an a director of the Grantor where Clause 3.6 applies;

         3.7.4 the earliest date upon which the Option is expressed to lapse under Clause 5;

         3.7.5    the Grantee being adjudicated bankrupt.

4        PROCEDURE ON THE EXERCISE OF AN OPTION

4.1 No Option shall be exercisable save in accordance with the then current Model Code for Securities Transactions by Directors of Listed Companies issued by the London Stock Exchange.

4.2      An Option may be exercised in whole or in part.

4.3      An Option shall be exercised by the Grantee:-

         4.3.1 giving notice in writing to the Grantor in accordance with the provisions of Clause 11; and

         4.3.2 delivering to the Grantor a banker's draft in favour of the Grantor drawn on a central London clearing bank in respect of the aggregate Price for the Shares in respect of which the Option is then exercised.

4.4 Shares shall be allotted and issued pursuant to a notice of exercise within 42 days of the exercise date. Save for any rights determined by reference to a date preceding the date of allotment such Shares shall rank pari passu with the other shares of the same class in issue at the date of allotment and will be subject to all the provisions of the Articles of Association of the Grantor relating to voting, dividends, transfer or otherwise.

4.5 Where relevant, within 28 days after Shares have been allotted pursuant the exercise of an Option the Grantor shall make application to the Council of the London Stock Exchange for the admission to the Official List of the Shares allotted and issued following such exercise.

4.6 This Deed is subject to the condition that in the event of an Grantee ceasing to be a director of the Grantor or otherwise ceasing to provide his services to any member of the Group (for whatever reason) he shall not be entitled to any compensation whatsoever by reason of any termination or alteration of rights or expectations under this Deed whether such compensation is claimed by way of damages or breach of contract or for loss of office or otherwise howsoever. Rights under this Deed are entirely separate from any right or entitlement he may have and from his terms or conditions of office and rights under this Deed shall in no respects whatever affect in any way the Grantee's rights or entitlement or terms or conditions of any office held by the Grantee or any agreement under which the Grantee provides his services to the Grantor.

5        TAKEOVERS AND LIQUIDATIONS

5.1 If any person obtains Control of the Grantor as a result of making a general offer:

         5.1.1 to acquire the whole of the issued ordinary share capital of the Grantor which is made on a condition such that if it is satisfied the person making the offer will have Control of the Grantor; or

         5.1.2 to acquire all the shares in the Grantor which are of the same class as the Shares then subject to the remaining provisions of this Clause 5 any Subsisting Option may be exercised within the Appropriate Period and to the extent that it has not been exercised by the end of the Appropriate Period the Option shall lapse immediately upon the end of the Appropriate Period.

5.2 In the event that notice is given to the shareholders of the Grantor of a resolution to approve (subject to sanction by the Court) a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Grantor or its amalgamation with any other company or companies pursuant to Section 425 of the Act ("the Reconstruction Scheme") then the Grantee may serve notice to exercise his Subsisting Options at any time during the Appropriate Period and to the extent that an Option has not been exercised by the end of the Appropriate Period it shall lapse immediately upon the end of the Appropriate Period.

5.3 If any person becomes bound or entitled to acquire Shares in the Grantor under Sections 428 to 430F of the Act then any Subsisting Option may be exercised at any time during the Appropriate Period and to the extent that it has not been exercised by the end of the Appropriate Period the Option shall lapse immediately upon the end of the Appropriate Period.

5.4 If as a result of the events specified in Clauses 5.1 or 5.2 a company has obtained Control of the Grantor or if a company has become bound or entitled as mentioned in Clause 5.3 the Board shall seek the agreement of that other company ("the Acquiring Company") or a company which has Control over the Acquiring Company and if such agreement is obtained each unexercised Option ("Old Option") may within the Appropriate Period applicable to the relevant Clause be released in consideration of the grant of a new Option ("New Option") to acquire shares in the Acquiring Company or a company which has Control of the Acquiring Company which satisfies the following conditions:

         5.4.1 it is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Old Option on its disposal;

         5.4.2 it has a subscription price per share such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and

         5.4.3 it is otherwise identical in terms to the Old Option.

         The New Option shall for all other purposes of this Deed be treated as having been acquired at the same time as the Old Option in consideration of the release of which it is granted and where any New Options are granted pursuant to this Clause 5.4 Clauses 3, 4, 5, and 6 and all definitions in Clause 1.1 as appropriate in those Clauses shall in relation to the New Options be construed as if references to the Grantor and to the Shares were references to the company whose share capital includes shares over which the New Option has been granted and to the shares in that company. Where in accordance with this Clause 5.4 Old Options are released and New Options granted the New Options shall not be exercisable in accordance with Clauses 5.1, 5.2 and 5.3 above by virtue of the event by reason of which the New Options were granted.

5.5 In the event that notice is given to the shareholders of the Grantor of a resolution to be proposed for the voluntary winding up of the Grantor the Grantee may serve notice to exercise, his Subsisting Options at any time up to the passing of the resolution provided that any such notice to exercise shall only be effective if the resolution is passed. If such resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse.

5.6 For the purposes of this Clause 5 other than Clause 5.4 a person shall be deemed to have obtained Control of a Grantor if he and others acting in concert with him have together obtained Control of it.

5.7 The exercise of an Option pursuant to the preceding provisions of this Clause 5 shall be subject to the provisions of Clause 4.

6        VARIATION OF SHARE CAPITAL

         In the event of any variation in the share capital of the Grantor by way of capitalization or rights issue or any consolidation sub-division or reduction of capital or otherwise by the Grantor the number of Shares subject to any Option and the Price for each of those Shares shall be adjusted by the Remuneration Committee subject (except in the case of a capitalization) to written confirmation by the Auditors that in their opinion such adjustment is fair and reasonable provided that:

         6.1 the aggregate amount payable on the exercise of an Option in full is not increased; and

         6.2      the Price for a Share is not reduced below its nominal value.

7        TAXATION

7.1 If a Tax Liability arises in respect of an Option the Grantor shall be entitled to deduct to the extent permitted by law such amount(s) from any payment due to be made by the Grantor or any company which controls or is controlled by the Grantor to or in respect of the Grantee in respect of that Option during the same calendar month or other relevant period in which the event occurs or in any subsequent calendar month or such relevant period in order to satisfy and discharge the Tax Liability whether or not such payment is of an income or capital nature.

7.2 If and to the extent the Tax Liability referred to in Clause 7.1 is of income tax which exceeds the amount from which deductions in respect thereof can be made in any one period referred to in Clause 7.1 in respect of the Grantee, the Grantee shall pay or reimburse the Grantor for the amount of the excess on demand or within such period as may be specified in any written notice given by the Grantor.

7.3 Where a Tax Liability arises in respect of the exercise of an Option, the Board may, without prejudice to the Grantor's rights under Clause
         7.1 and Clause 7.2, by written notice to the Grantee nominate as his bare trustee any person (the "Bare Trustee") to sell such number of Shares issued upon the exercise of the Option as may be required in order to discharge the Tax Liability and any other liability (including costs) connected with the said sale and the Bare Trustee shall pay an amount equal to the Tax Liability to the Grantor and otherwise discharge any other said liability to the extent that the net proceeds from the said sale permit.

8        COSTS

         Each of the parties shall bear and pay its own legal accountancy and other fees and expenses incurred in the preparation and implementation of this Deed.

9        ASSIGNMENT

         This Deed shall be binding upon each party's personal representatives and successors in title but the benefit of this Deed shall be personal to the Grantee and shall not be assignable by the Grantee.

10       TIME FOR PERFORMANCE

         Any date or period mentioned in any Clause of this Deed (other than any reference to the tenth anniversary of the date hereof) may be extended by mutual agreement between the parties.

11       NOTICES

         Any notice to be given pursuant to the terms of this Deed shall be given in writing to the party due to receive such notice (in the case of a company) at its registered office from time to time or (in the case of an individual) at his such party's address set out in this Deed or such other address as may have been notified for the purpose to the other parties hereto in accordance with this Clause. Notice shall be delivered personally or sent by first class pre-paid recorded delivery or registered post (air mail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (6 days if sent by air mail) and in the case of facsimile transmission on completion of the transmission.

12       GOVERNING LAW

         This Deed shall be governed by and construed in accordance with English Law and the parties hereby submit for all purposes in connection with this Deed to the exclusive jurisdiction of the English Courts.

13       COUNTERPARTS

         This Deed may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

14       VARIATIONS

         No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.


THIS DEED has been duly executed by the parties or their duly authorised representatives

EXECUTED (but not delivered         )
until the date hereof) as a         )
deed by Huntingdon Life             )
Sciences Group plc acting by        )


         Director


         Director/Secretary



EXECUTED (but not delivered         )
until the date hereof) as a         )
deed by the said  ANDREW H )
BAKER in the presence of:  )

Name:

Address:


Occupation: